Exhibit 99.1
LAND O’LAKES, INC.
NEWS RELEASE
For more information, contact:
Lydia Botham — 651-481-2123
Dave Karpinski — 651-481-2360
Land O’Lakes Reports 2008 Results
Net Sales of $12 billion, Near-Record Net Earnings of $160 million
Feb. 25, 2009 (Arden Hills, Minn.) — Land O’Lakes, Inc., today reported its fourth-quarter and full-year financial results, while also commenting on the company’s balance sheet and individual business unit performance. While officials noted weak fourth-quarter results, Land O’Lakes reported strong full-year results, with:
•	Record net sales of $12 billion;

•	Record normalized EBITDA (earnings before interest, taxes, depreciation and amortization) of $371 million;

•	Net earnings of $160 million, essentially equal to 2007’s record high; and

•	Record cash returned to members of $98 million.
Strong Results in a Challenging Economy
Land O’Lakes President and Chief Executive Officer (CEO) Chris Policinski said that “Despite a soft fourth quarter, we delivered strong overall results in 2008, with record sales, net earnings nearly matching 2007’s record level, and our highest-ever cash returned to members.”
Policinski added that these results, coupled with strategic progress in becoming a more focused, more disciplined and financially stronger organization put Land O’Lakes in a solid position moving into 2009.
“There is no doubt that there are challenges ahead,” Policinski said. “No matter what business you are in, you can expect a bumpy ride in 2009. At Land O’Lakes, we’re confident we have the financial foundation, resources, strategies and people in place to weather the storm and continue to generate value for member-owners and customers.”
The Land O’Lakes CEO said the company has felt the impact of the current economic recession, particularly in the fourth-quarter, when results were negatively affected by a steep decline in commodity prices which narrowed margins, required inventory write-downs and resulted in significant unrealized hedging losses.
Company officials noted unrealized hedging gains or losses are more of an indicator of market conditions at a given time than of business performance. They reported that the late-year decline in commodity markets resulted in pretax unrealized hedging losses of $52 million for the year, which should be largely offset in 2009 as those futures positions expire or are otherwise liquidated and the related product sales occur. This compares to $13 million in pretax unrealized hedging gains for 2007.
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Land O’Lakes — Page 2 of 5
Sales and Earnings
Full-year sales totaled $12.0 billion, up 35 percent from 2007’s $8.9 billion. Net earnings for 2008 were $159.6 million, compared to 2007’s company-high net earnings of $160.9 million. Approximately two-thirds of the sales increase was the result of the company’s late 2007 expansion, through acquisition, of its presence in the crop protection products business.
For the fourth quarter, the company is reporting $2.7 billion in net sales and a net loss of $33.0 million, compared to $2.6 billion in net sales and net earnings of $25.7 million in the fourth quarter of 2007. The loss was driven by a steep decline in commodity prices which narrowed margins, required inventory write-downs and resulted in significant unrealized hedging losses.
Total 2008 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was $329.2 million for the year and a negative $1.6 million for the quarter, compared to 2007’s $332.5 million for the year and a positive $79.3 million for the fourth quarter.
The company also reports Normalized EBITDA (which excludes the effects of unrealized hedging, significant asset sales or impairments, legal settlements and other special items). Normalized EBITDA for the year was $370.9 million, up 16 percent from 2007’s $319.4 million. For the quarter, Normalized EBITDA was a negative $0.5 million, versus a positive $99.7 million for the fourth quarter of 2007.
BALANCE SHEET
Total balance sheet debt, including capital leases, was $944 million at year-end (versus $722 million as of December 31, 2007). The company improved its Long-Term-Debt to Capital ratio, which was at 34.8 percent as of December 31, 2008, compared to 36.5 percent as of December 31, 2007. Liquidity, defined as cash on hand plus unused capacity on short-term debt facilities, was $339 million as of Dec. 31, 2008, versus $515 million one year ago.
During the fourth quarter, the company’s corporate debt rating was upgraded to BB+ by Standard and Poor’s Investor Service. This followed an upgrade to Ba1 by Moody’s Investors Service earlier in the year.
BUSINESS UNIT PERFORMANCE
Dairy Foods
Dairy Foods sales for the year totaled $4.1 billion, compared to $4.2 billion in 2007. Sales for the quarter totaled $1.1 billion, compared to $1.2 billion for the fourth quarter of 2007.
Dairy Foods is reporting pretax earnings of $16.3 million for the year, compared to $87.4 million in pretax earnings for 2007. Dairy Foods 2007 pretax earnings, however, include a $28.5-million gain on the sale of its Cheese & Protein International (a West Coast cheese and whey manufacturing facility) assets.
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Land O’Lakes — Page 3 of 5
For the fourth quarter, Dairy Foods reported $2.0 million in pretax earnings, compared to $7.7 million in pretax earnings for the final quarter of 2007. The fourth-quarter earnings decline was due primarily to the impact of declining commodity prices, company officials said.
Dairy Foods results include $13.5 million of pretax unrealized hedging losses for the year ended Dec. 31, 2008, while unrealized hedging had little impact on 2007 reported results.
Company officials said difficult economic conditions did impact consumer and customer purchasing decisions, and overall volume in the company’s Value Added Dairy Foods business was down 1 percent. The company’s flagship retail branded butter remained the market leader, with volume up 2 percent. Total retail cheese volumes were flat, with increased volume in the company’s market-leading deli cheese offsetting dairy case cheese declines. Foodservice volumes were down 4 percent in 2008, primarily due to weaker sales to the full-service restaurant segment, partly offset by improved sales to schools.
The company’s Dairy Foods Industrial (manufacturing) operations continued to focus on balancing market demand and milk supply trends with processing capacity. Declining commodity markets, and particularly related inventory write-downs, had a notable impact on results in this portion of the Dairy Foods business.
Feed
Feed sales for 2008 were $3.9 billion, up from $3.1 billion one year ago. Feed is reporting a basically breakeven year in 2008, compared to $30.9 million in pretax earnings in 2007. Feed results include $29.0 million of pretax unrealized hedging losses for the year ended Dec. 31, 2008, as compared to $5.9 million in pretax unrealized hedging gains for the previous year. Without the unrealized hedging impact, Feed’s 2008 pretax earnings from operations were $28.6 million, compared to $25.0 million for 2007.
For the fourth quarter, Feed reported $999 million in sales and pretax earnings of $4.9 million, compared to $886 million in sales and $28.3 million in pretax earnings for the same period one year ago.
Feed responded effectively to volatile markets with an intense focus on cost control and supply chain efficiency, product mix adjustments and the continued development of innovative, branded products focused on changing needs in both the livestock and lifestyle market segments.
Volumes for 2008 were mixed: up 1 percent in Lifestyle feeds and 11 percent in Feed Ingredients, but down 4 percent in Livestock feed and 5 percent in Milk Replacers.
Layers/Eggs
In its Layers/Eggs business, conducted through MoArk, LLC, the company is reporting Sales of $606 million and pretax earnings of $29.9 million in 2008, up from $514 million and $19.9 million, respectively, for the previous year.
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Land O’Lakes — Page 4 of 5
For the fourth quarter, the company is reporting $151 million in Layers/Eggs sales, compared to $159 million for the fourth quarter of 2007. Layers/Eggs reported a pretax loss of $3.2 million for the quarter, compared to $5.1 million in pretax earnings for the same quarter one year ago. The decline in fourth-quarter results is due primarily to lower than anticipated late-year egg prices. Average egg prices for 2008 were $1.32 per dozen, compared to $1.15 in 2007.
Over the course of the year, the Layers/Eggs business worked to offset higher input (feed) costs with effective cost control and reduction and the leveraging of the company’s expertise in branded marketing.
For the year, the company’s overall shell egg volume was down 5 percent. Volume in higher-margin branded and specialty eggs, however, was up 18 percent.
Seed
In 2008, the company’s Seed business reported record sales of $1.2 billion and pretax earnings of $33.4 million, compared to sales of $917 million and pretax earnings of $43.9 million for 2007. Seed’s 2008 results include pretax unrealized hedging losses of $13.7 million for the year ended Dec. 31, 2008, versus $2.7 million of pretax unrealized hedging gains for the year ended Dec. 31, 2007. Without unrealized hedging gains or losses, 2008 Seed pretax earnings were $47.1 million, versus $41.2 million in 2007.
For the fourth quarter, Seed recorded sales of $265 million and a $14.1-million pretax loss, company officials reported, noting that the fourth quarter is considered the “off-season” for Seed. In the fourth quarter of 2007, Seed reported $177 million in sales and $0.2 million in pretax earnings.
The company’s Seed operations continued to focus on the “Expert Seller” model and its alignment with the crop protection products business under the WinField Solutions™ marketing banner to create competitive advantage by delivering comprehensive crop production solutions.
The Seed division generally outperformed the industry in terms of volume, with corn volumes up 2 percent, soybeans up 36 percent and alfalfa down 3 percent.
Agronomy
Agronomy sales, primarily crop protection products, were $2.3 billion for 2008. Year- over-year comparisons to 2007 are not meaningful, since Agronomy sales were not included in Land O’Lakes financial results before the September 2007 acquisition of the crop protection products business from Agriliance LLC. However, 2008 wholesale crop protection product sales were up significantly during the year.
Land O’Lakes is reporting $112.5 million in pretax earnings in Agronomy for the year, up from $16.4 million from the prior year. Again, comparison is not meaningful due to the impact of the late 2007 acquisition.
For the fourth quarter, the off-season for this business, sales were $212 million, with a pretax loss of $27.8 million. For the fourth quarter of 2007, the company reported a $1.6 million pretax loss in Agronomy.
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Land O’Lakes — Page 5 of 5
Company officials attributed 2008 performance in Agronomy to increased demand due to strong early-year commodity markets, the ability to recognize and take advantage of a unique, cost-effective herbicide sourcing opportunity and the strength of the WinField Solutions™ marketing alignment with Seed.
Accounting Adjustments
The company also announced that it had identified certain accounting errors that affected its historical consolidated financial statements, but noted that it had made the appropriate adjustments and had taken steps to strengthen the controls around the processes that failed to detect the errors in a timely manner. In addition, the company stated that it obtained an unqualified opinion from its independent registered public accounting firm with respect to its consolidated financial statements for the years ended 2007 and 2008 and that it anticipates filing its 2008 Form 10-K report with the Securities and Exchange Commission on or before March 31, 2009. Finally, the company noted that it resumed making its periodic filings with the Securities and Exchange Commission.
Investor Call
Land O’Lakes, Inc.’s fourth-quarter earnings call for investors will begin at 4:00 p.m., Eastern Time, Wednesday, February 25, 2009. Presentation materials related to the call will be made available that morning at the Land O’Lakes Web site, www.landolakesinc.com, under the heading “Investor Relations,” then “Investor Call”.
The dial-in numbers are:
USA — 1-800-862-9098
International — 1-785-424-1051
Conference ID: LANDOLAKES
A replay of the conference call will be available through March 4, 2009, at:
USA — 1-800-283-8486
International — 1-402-220-0869
Land O’Lakes, Inc. (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative with annual sales of $12 billion. Land O’Lakes is a Fortune 300 company which does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, and crop protection products) and services.
Land O’Lakes also provides agricultural assistance and technical training in more than 25 developing nations.
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Cautionary Statement
Certain information included in this release is forward-looking. Forward-looking information is based on currently available information and management’s estimates, assumptions and projections. Actual outcomes are subject to significant uncertainties, many of which are beyond management’s control. Important risk factors could cause the actual future results to differ materially from those currently estimated by management. For a discussion of important risk factors that may materially affect management’s estimates and Land O’Lakes results, please view our most recent periodic filing, which can be found on the Securities and Exchange Commission web site (www.sec.gov).

LAND O’LAKES, INC.
Consolidated Balance Sheets
($ in thousands)

	December 31,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$30,820	$116,839
Receivables, net	1,104,261	1,006,931
Inventories	1,083,978	964,515
Prepaid assets	1,101,005	857,257
Other current assets	123,504	76,357

Total current assets	3,443,568	3,021,899

Investments	314,487	304,013
Property, plant and equipment, net	658,261	565,293
Goodwill, net	277,176	280,942
Other intangibles, net	120,982	125,004
Other assets	166,838	122,044

Total assets	$4,981,312	$4,419,195

Liabilities and Equities
Current liabilities:
Notes and short-term obligations	$409,370	$132,170
Current portion of long-term debt	2,864	3,082
Accounts payable	1,175,995	1,150,353
Customer advances	1,045,705	926,240
Accrued liabilities	423,494	341,421
Patronage refunds and other member equities payable	37,751	28,065

Total current liabilities	3,095,179	2,581,331

Long-term debt	531,955	586,909
Employee benefits and other liabilities	358,404	230,444
Minority interests	18,922	6,175
Commitments and contingencies
Equities:
Capital stock	1,611	1,701
Member equities	947,141	937,126
Accumulated other comprehensive loss	(150,277)	(61,931)
Retained earnings	178,377	137,440

Total equities	976,852	1,014,336

Total liabilities and equities	$4,981,312	$4,419,195

LAND O’LAKES, INC.
Consolidated Statements of Operations
($ in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales	$2,670,465	$2,586,023	$12,039,259	$8,924,895
Cost of sales	2,513,911	2,388,744	11,083,910	8,160,306

Gross profit	156,554	197,279	955,349	764,589
Selling, general and administrative	194,276	174,486	756,606	623,526
Restructuring and impairment	2,852	2,249	2,893	3,970
Gain on insurance settlement	(6,606)	—	(10,638)	(5,941)

(Loss) earnings from operations	(33,968)	20,544	206,488	143,034
Interest expense, net	15,141	15,586	63,232	49,645
Other (income) expense, net	(12,040)	522	(12,028)	(37,157)
Equity in losses (earnings) of affiliated companies	3,127	(36,870)	(34,972)	(68,183)
Minority interest in earnings of subsidiaries	575	597	16,128	1,469

(Loss) earnings before income taxes	(40,771)	40,709	174,128	197,260
Income tax (benefit) expense	(7,761)	14,997	14,508	36,331

Net (loss) earnings	$(33,010)	$25,712	$159,620	$160,929

LAND O’LAKES, INC.
Consolidated Statements of Cash Flows
($ in thousands)

	Twelve Months Ended
	December 31,
	2008	2007
Cash flows from operating activities:
Net earnings	$159,620	$160,929
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	91,809	85,560
Amortization of deferred financing costs	4,443	2,981
Gain on extinguishment of debt	(379)	—
Bad debt expense	6,850	22,818
Proceeds from patronage revolvement received	7,490	6,706
Non-cash patronage income	(5,757)	(2,543)
Insurance recovery — business interruption	—	4,551
Deferred income tax benefit	(5,417)	(31,431)
Increase in other assets	(1,121)	(3,766)
Increase in other liabilities	17,851	4,156
Restructuring and impairment charges	2,893	3,970
Gain from divestiture of businesses	—	(28,474)
Gain on sale of investments	(7,458)	(8,683)
Gain on foreign currency exchange contracts on sale of investment	(4,191)	—
Gain on insurance settlements	(10,638)	(5,941)
Equity in earnings of affiliated companies	(34,972)	(68,183)
Dividends from investments in affiliated companies	45,142	33,699
Minority interests	16,128	1,469
Other	(1,496)	(3,638)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(88,736)	(294,013)
Inventories	(97,017)	(206,950)
Prepaids and other current assets	(269,075)	(511,679)
Accounts payable	19,171	586,712
Customer advances	101,292	506,724
Accrued liabilities	58,515	75,985

Net cash provided by operating activities	4,947	330,959

Cash flows from investing activities:
Additions to property, plant and equipment	(171,344)	(91,061)
Acquisitions, net of cash acquired	(9,040)	(2,930)
Investments in affiliates	(51,136)	(331,674)
Distributions from investments in affiliated companies	1,678	25,000
Net settlement on repositioning investment in joint venture	—	(87,875)
Net proceeds from divestiture of businesses	—	212,101
Proceeds from sale of investments	21,213	626
Proceeds from foreign currency exchange contracts on sale of investment	3,850	—
Proceeds from sale of property, plant and equipment	6,215	10,502
Insurance proceeds for replacement assets	4,903	8,635
Change in notes receivable	(11,596)	(18,406)
Other	3,050	(202)

Net cash used by investing activities	(202,207)	(275,284)

Cash flows from financing activities:
Increase in short-term debt	266,829	75,399
Proceeds from issuance of long-term debt	496	5,790
Principal payments on long-term debt and capital lease obligations	(58,344)	(41,432)
Payments for redemption of member equities	(97,590)	(58,049)
Other	(150)	(251)

Net cash provided (used) by financing activities	111,241	(18,543)

Net (decrease) increase in cash and cash equivalents	(86,019)	37,132

Cash and cash equivalents at beginning of year	116,839	79,707

Cash and cash equivalents at end of year	$30,820	$116,839

LAND O’LAKES, INC.
EBITDA
($ in thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2008	2007
Earnings before income taxes	$174,128	$197,260
Interest expense, net	63,232	49,645
Depreciation	78,465	73,730
Amortization	13,344	11,830

Total EBITDA	329,169	332,465

Unrealized hedging loss (gain)	52,250	(12,856)
Gain on insurance settlements	(10,638)	(5,941)
Gain from divestiture of businesses	—	(28,474)
Gain on sale of investments and foreign currency exchange contracts	(11,649)	(8,683)
Restructuring & impairment charges	2,893	3,970
Agronomy repositioning	—	16,868
Environmental Reserve	8,900	—
Note receivable reserve & equity investment impairment	—	22,001

Normalized EBITDA	$370,925	$319,350